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                     SCIENTIFIC LEARNING PRINCIPLES CORPORATION
                            ONE KEARNY STREET, SUITE 501
                              SAN FRANCISCO, CA 94108
                                   (415) 296-1470

October 31, 1996

Sheryle Bolton
892 Route 35
Second Floor
Cross River, NY 10518-0159

RE: OFFER OF EMPLOYMENT

Dear Sheryle:

On behalf of the Board of Directors, I am pleased to offer you the position of Chief Executive Officer of Scientific Learning Principles Corporation (the "Company"). This letter sets forth the terms of our offer of employment to you.

As Chief Executive Officer, you will be responsible for the overall management and direction of the Company and implementing the decisions of the Board of Directors. You will report directly to the Board of Directors.

You have advised the Company that you will continue to serve as a member of the Board of Directors at Scudder, Stephens & Clark and that you will be winding up certain independent consulting activities over the next six months. The Company consents to such service and activities.

Your compensation package will include the following elements:

- You will receive an annual base salary of $205,000, payable in installments on the Company's standard pay days. This salary will be in effect through December 31, 1997. Thereafter, base compensation will be reviewed and any increases established annually by the Company's Board of Directors.

- You will be granted an option to purchase up to 1,000,000 shares of common stock of the Company under the Company's Stock Option Plan at the current fair market value of the common stock (most recently ten cents per share). The shares will be subject to vesting over four years, with an initial one-year cliff (at which time 25% will vest, with the remainder vesting monthly over the following 36 months).

- The Company will also pay you a one-time lump sum payment of $60,000 to assist with your relocation expense.

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Sheryle Bolton
October 31, 1996
Page 2

In addition, you will be eligible for the Company's standard benefits for employees, as currently arranged through the Company's administrator TriNet Employment Group. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you.

We anticipate you will be elected to the Company's Board of Directors at its next meeting, scheduled for November 13, 1996 in New York City. Dr. Merzenich will resign as Chief Executive Officer when you begin work and he will assume the position of Chief Scientific Officer.

To further assist you with your transition, if you so request, the Company will loan you $30,000 for a period of 90 days. To minimize compliance requirements under California corporate law, this loan would need to be made prior to your appointment as an officer and director. A form of promissory note is enclosed. If you wish to make this bridge loan arrangement, please return a signed copy of the note along with your countersigned copy of this letter.

In the event that your employment is terminated by the Company without cause prior to November 1, 1998, you will receive your base salary on regularly scheduled pay days for the twelve (12) months following such termination; provided that such amount shall be reduced by any compensation you are then receiving from other employment as an executive. The Company's obligation to make the payments following termination specified in this paragraph are subject to your execution and delivery of a full and complete release of the Company and its officers, directors, shareholders and agents, substantially in the form attached, in consideration of such severance arrangements.

As used herein, "cause" shall mean (i) indictment or conviction of any felony or of any crime involving dishonesty, (ii) participation in any fraud or crime against the Company, (iii) intentional damage to any substantial or valuable property of the Company or to the business reputation of the Company,
(iv) repeated failure to comply with lawful directives of the Board of Directors following notice of such failure, and, where appropriate, an opportunity to cure, or (v) any alcohol or illegal drug dependence or abuse. A diminution in your position or your pay may be considered a "termination" for purposes of this agreement.

Naturally, as an employee, you will be expected to abide by Company rules and regulations. In particular, you will be required to sign an acknowledgment that you have read and understand the Company rules of conduct which will be included in a handbook which the Company will soon complete and distribute. You will be expected to sign and comply with the enclosed proprietary information and non-disclosure agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

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Sheryle Bolton
October 31, 1996
Page 3

As an employee, you may terminate employment at any time and for any reason whatsoever with notice to the Company. We request that, in the event of resignation, you give the Company at least two weeks notice. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment arrangement supersedes all our prior written and oral communication with you and can only be modified by written agreement signed by you and the Company.

As we have discussed, we would expect you to begin full time work on November 1, 1996. I have enjoyed our discussions over recent weeks very much. Both I and the other members of the Board of Directors have been impressed by your accomplishments and by your fine reputation in the community. I personally look forward to working with you and to the success of our company.

Please countersign the enclosed copy of this letter and return it to me to indicate your agreement to your employment at the Company on the terms set forth above.

Sincerely,

SCIENTIFIC LEARNING PRINCIPLES CORPORATION




By:/s/ Michael M. Merzenich
   ----------------------------
Name/Title:President
           --------------------

enclosures

ACCEPTED AND AGREED:




/s/ Sheryle J. Bolton
----------------------------
     Sheryle J. Bolton